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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Bellora                      Terry                            C.
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        (Last)                      (First)                        (Middle)

     302 East Millsap Road
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                                   (Street)

     Fayetteville                   Arkansas                          72703
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Edgewater Technology, Inc. (EDGW)
                                              ---------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year     January 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


        Director     X  Officer                 10% Owner       Other
    ---             ---                     ---             ---
                        (give title below)                       (specify below)

          Chief Financial Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock           1/23/01     S*             667           D        $8.00           633                  I   By Child and Trust
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*As part of the issuer's tender offer that expired on January 23, 2001.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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Stock Option                        $12.00
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Stock Option                        $12.00
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Stock Option                        $12.88
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Stock Option                         $8.63
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Stock Option                         $8.63
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Stock Option                         $6.25
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Stock Option                        $27.00              12/21/00           J(7)      V                            75,000
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Stock Option                        $24.50              12/21/00           J(7)      V                            14,000
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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                                (1)     10/01/06  Common Stock  10,000                                          D
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                                (2)     10/01/06  Common Stock 150,000                                          D
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                                (3)     03/03/07  Common Stock  27,500                                          D
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                                (4)     04/19/09  Common Stock  15,000                                          D
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                                (5)     04/19/09  Common Stock  50,000                                          D
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                                (6)     08/31/10  Common Stock 222,132                                          D
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                                                  Common Stock  75,000                             0            D
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                                                  Common Stock  14,000                       474,632            D
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Explanation of Responses:

(1) These options vest in annual increments of 20% commencing on 10/1/96.
(2) These options vest as follows: 25,000 on each of 10-1-96, 10-1-97, 10-1-98,
    10-1-99 and 10-1-00.
(3) These options vest in annual increments of 20% commencing on 3/3/97.
(4) These options vest in annual increments of 33% commencing on 4/19/99.
(5) These options vest in annual increments of 50% commencing on 4/19/99.
(6) These options vest as follows, commencing on 8/31/00: 20% on 8/31/00, 20% on 2/27/01, 30% on 2/27/02 and 30% on 2/27/03.
(7) Options were voluntarily canceled on 12/21/00.


           /s/ TERRY C. BELLORA                 2/9/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date
            Terry C. Bellora


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.